                                                                    Exhibit 99.1



                            Telemundo Holdings, Inc.
                                and Subsidiaries

                          Unaudited Pro Forma Condensed
                        Consolidated Financial Statements

                    For the Year Ended December 31, 2000 and
                         Six Months Ended June 30, 2001

                    TELEMUNDO HOLDINGS, INC. AND SUBSIDIARIES

                                      INDEX

                                                                            Page
                                                                             No.
                                                                            ----

Financial Statements

     Background                                                              1

     Unaudited Pro Forma Condensed Consolidated Statement of Operations
        for the year ended December 31, 2000                                 2

     Unaudited Pro Forma Condensed Consolidated Statement of Operations
        for the six months ended June 30, 2001                               3

     Unaudited Pro Forma Condensed Consolidated Balance Sheet at
        June 30, 2001                                                        4

     Notes to Unaudited Pro Forma Condensed Consolidated                   5-9
        Financial Statements

TELEMUNDO HOLDINGS, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The unaudited pro forma condensed consolidated financial statements ("Pro Forma Financials") reflect the acquisition by subsidiaries of Telemundo Holdings, Inc. (collectively with its subsidiaries, "Telemundo") of certain of the assets and the assumption of certain of the liabilities of the Spanish-language television operations of Harriscope of Los Angeles, Inc. ("Harriscope"), including the full-power television station KWHY, Channel 22, serving the Los Angeles, CA market and the low-power television station KWHY-LP, Channel 22, serving the Santa Barbara, CA market (collectively "KWHY"), pursuant to the Asset Purchase Agreement dated as of February 9, 2001 (the "KWHY Agreement") for approximately $239 million (collectively the "KWHY Acquisition") plus costs and other liabilities. The KWHY Acquisition was consummated on June 1, 2001.

The Pro Forma Financials also reflect the pending acquisition of certain of the assets and the assumption of certain of the liabilities of the television operations of Southwest Sports Television, L.P. ("Southwest") including the full-power television station KXTX, Channel 39, serving the Dallas-Ft. Worth, TX market ("KXTX"), pursuant to the Asset Purchase Agreement dated as of June 25, 2001 (the "KXTX Agreement") for approximately $65 million (collectively the "KXTX Acquisition") plus costs and other liabilities. The KXTX Acquisition is subject to customary closing conditions, including customary regulatory approval. The Company expects the closing to be consummated in the fourth quarter of 2001, however there can be no assurance that the Company will receive the required regulatory approvals to consummate the KXTX Acquisition.

The accompanying Pro Forma Financials give effect to (i) the purchase of certain assets and the assumption of certain liabilities of KWHY and KXTX; (ii) the issuance of Telemundo's $530 million senior secured credit facilities ("Credit Facilities") and the retirement of the $350 million former senior secured credit facilities ("Old Credit Facilities"); (iii) the $70 million equity contribution from Telemundo's indirect shareholders; (iv) the issuance of Telemundo's $75.2 million aggregate principal amount at maturity 11.5% senior discount notes due 2008 ("New Notes"); and (v) other pro forma operating adjustments relating to the acquisitions.

The historical information included in the Pro Forma Financials for the year ended December 31, 2000 and as of and for the six months ended June 30, 2001 has been derived from the audited financial statements of Telemundo, KWHY and KXTX for the year ended December 31, 2000 combined with their unaudited financial statements as of and for the six months ended June 30, 2001.

The unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2000 has been presented as if the KWHY Acquisition and the KXTX Acquisition were consummated as of January 1, 2000. The unaudited pro forma condensed consolidated statement of operations for the six months ended June 30, 2001 has been presented as if the KWHY Acquisition and the KXTX Acquisition were consummated as of January 1, 2001. Since the KWHY Acquisition closed on June 1, 2001, five months of KWHY's operations are included in the "KWHY Pro Forma Acquisition Adjustments" column and one month of KWHY's operations have been consolidated in Telemundo's historical statement of operations in the Pro Forma Financials for the six months ended June 30, 2001. The unaudited pro forma condensed consolidated balance sheet as of June 30, 2001 has been presented as if the KXTX Acquisition had been consummated on June 30, 2001. KWHY's balance sheet accounts have been consolidated with Telemundo's historical balance sheet at June 30, 2001.

The Pro Forma Financials should be read in conjunction with Telemundo's, KWHY's and KXTX's historical consolidated financial statements and the notes thereto. The Pro Forma Financials are not necessarily indicative of the operating results or financial position that would have been achieved had these transactions actually occurred as of the dates indicated, nor are they necessarily indicative of future operating results or financial position.

TELEMUNDO HOLDINGS, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

Year ended December 31, 2000

(In thousands)




                                                                        KWHY       Telemundo                KXTX
                                                                     Acquisition      KWHY               Acquisition
                                             Telemundo      KWHY      Pro Forma   Acquisition   KXTX      Pro Forma     Telemundo
                                            Historical   Historical  Adjustments   Pro Forma  Historical Adjustments    Pro Forma
---------------------------------------------------------------------------------------------------------------------------------

   Net revenue                               $199,684       $36,604  $         -    $236,288     $12,235    $(3,933)(h) $244,590
                                             --------       -------  -----------    --------     -------     -------    --------

   Costs and expenses:
       Direct operating costs                  69,283        11,711        (683)(b)   80,311       6,217       (808)(i)   85,720
       Selling, general and administrative
          expenses                             54,923         9,499      (1,011)(b)   63,411       4,040     (2,394)(i)   65,057
       Corporate expenses                       5,652             -           -        5,652           -          -        5,652
       Depreciation and amortization           30,903         1,045       6,570 (a)   38,518       2,871        217 (e)   41,606
                                             --------       -------  -----------    --------     -------     -------    --------
                                              160,761        22,255       4,876      187,892      13,128     (2,985)     198,035
                                             --------       -------  -----------    --------     -------     -------    --------

   Operating income (loss)                     38,923        14,349      (4,876)      48,396        (893)      (948)      46,555

   Interest expense, net                      (37,719)            -     (16,966)(c)  (54,685)     (3,117)    (5,082)(g)  (62,884)
   Other income, net                              235             -           -          235           -          -          235
                                             --------       -------  -----------    --------     -------     -------    --------
   Income (loss) before income taxes,
      minority interest and extraordinary
      item                                      1,439        14,349     (21,842)      (6,054)     (4,010)    (6,030)     (16,094)
   Income tax (provision) benefit              (3,248)            -       2,922 (d)     (326)          -      3,917 (j)    3,591
   Minority interest                           (1,768)            -           -       (1,768)          -          -       (1,768)
                                             --------       -------  -----------    --------     -------     -------    --------

   Income (loss) before extraordinary item     (3,577)       14,349     (18,920)      (8,148)     (4,010)    (2,113)     (14,271)
   Extraordinary item - extinguishment of
      debt, net of taxes                            -             -      (3,360)(c)   (3,360)          -          -       (3,360)
                                             --------       -------  -----------    --------     -------     -------    --------
   Net income (loss)                         $ (3,577)      $14,349    $(22,280)    $(11,508)    $(4,010)   $(2,113)    $(17,631)
                                             ========       =======  ===========    =========    =======    =======     =========

    See notes to unaudited pro forma condensed consolidated financial statements.

    TELEMUNDO HOLDINGS, INC. AND SUBSIDIARIES

    UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

    Six months ended June 30, 2001

    (In thousands)

                                                                           KWHY        Telemundo                KXTX
                                                                        Acquisition       KWHY               Acquisition
                                                Telemundo     KWHY(1)    Pro Forma    Acquisition   KXTX      Pro Forma    Telemundo
                                               Historical   Historical  Adjustments(1) Pro Forma  Historical Adjustments   Pro Forma
------------------------------------------------------------------------------------------------------------------------------------

   Net revenue                                   $108,524      $14,633   $        -     $123,157    $  3,691  $   (442)(h) $126,406
                                                 --------      -------   ----------     --------    --------  ---------    --------

   Costs and expenses:
       Direct operating costs                      39,617        5,009        (285)(b)    44,341       1,132      (185)(i)   45,288
       Selling, general and administrative
          expenses                                 32,207        4,265        (366)(b)    36,106       1,011       (21)(i)   37,096
       Corporate expenses                           3,324            -           -         3,324           -         -        3,324
       Depreciation and amortization               17,549          525       2,741 (a)    20,815       1,258        83 (e)   22,156
                                                 --------      -------   ----------     --------    --------  ---------    --------
                                                   92,697        9,799       2,090       104,586       3,401      (123)     107,864
                                                 --------      -------   ----------     --------    --------  ---------    --------

   Operating income (loss)                         15,827        4,834      (2,090)       18,571         290      (319)      18,542

   Interest expense, net                          (20,502)           -      (2,618)(c)   (23,120)     (1,471)   (2,529)(g)  (27,120)
   Other income, net                                  372            -           -           372       2,850    (2,850)         372
                                                 --------      -------   ----------     --------    --------  ---------    --------
   Income (loss) before income taxes, minority
       interest and extraordinary item             (4,303)       4,834      (4,708)       (4,177)      1,669    (5,698)      (8,206)
   Income tax benefit                                 959            -         (50)(d)       909           -     1,571 (j)    2,480
   Minority interest                               (1,200)           -           -        (1,200)          -         -       (1,200)
                                                 --------      -------   ----------     --------    --------  ---------    --------
   Income (loss) before
       extraordinary item                          (4,544)       4,834      (4,758)       (4,468)      1,669    (4,127)      (6,926)
   Extraordinary item - extinguishment
       of debt, net of taxes                       (3,095)           -           -        (3,095)          -         -       (3,095)
                                                 --------      -------   ----------     --------    --------  ---------    --------
   Net income (loss)                             $ (7,639)     $ 4,834   $  (4,758)     $ (7,563)   $  1,669  $ (4,127)    $(10,021)
                                                 ========      =======   ==========     ========    ========  =========    ========


    (1) For the period from January 1, 2001 to June 1, 2001, the date of the KWHY Acquisition.

    See notes to unaudited pro forma condensed consolidated financial statements.

TELEMUNDO HOLDINGS, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

June 30, 2001

(In thousands, except share data)

                                                                                                  KXTX
                                                                                              Acquisition
Assets                                                          Telemundo        KXTX          Pro Forma        Telemundo
                                                               Historical     Historical      Adjustments       Pro Forma
---------------------------------------------------------------------------------------------------------------------------
Current assets:
    Cash and cash equivalents                                 $     5,179     $      183       $      817 (f)  $    6,179
    Accounts receivable, net                                       48,089            351             (351)(e)      48,089
    Current portion of television programming                       6,523          1,007           (1,007)(e)       6,523
    Prepaid expenses and other                                      5,022             90              (90)(e)       5,022
    Due from Network Company, net                                  12,147              -                -          12,147
                                                              -----------     ----------       ----------      ----------
             Total current assets                                  76,960          1,631             (631)         77,960
Property and equipment, net                                        78,130         10,255                -          88,385
Television programming, net of current portion                      1,593            925             (925)(e)       1,593
Other assets                                                       20,011              -            2,500 (f)      22,511
Broadcast licenses and other intangible assets, net               842,083         33,849           22,566 (e)     898,498
                                                              -----------     ----------       ----------      ----------

                                                               $1,018,777     $   46,660       $   23,510      $1,088,947
                                                              ===========     ==========       ==========      ==========

Liabilities and Stockholder's Equity

---------------------------------------------------------------------------------------------------------------------------
Current liabilities:
    Accounts payable and accrued expenses                      $   39,333     $    2,571       $   (2,571)(e)  $   39,333
    Television programming obligations                              2,178            687             (687)(e)       2,178
    Current portion of long-term debt                                   -         33,598          (33,598)(f)           -
    Financial liabilities                                           1,742              -                -           1,742
                                                              -----------     ----------       ----------      ----------
            Total current liabilities                              43,253         36,856          (36,856)         43,253
Long-term debt, net of current portion                            603,083              -           70,170 (f)     673,253
Deferred taxes, net                                                69,394              -           (1,571)(j)      67,823
Other liabilities                                                  23,983            266             (266)(e)      23,983
                                                              -----------     ----------       ----------      ----------
                                                                  739,713         37,122           31,477         808,312
                                                              -----------     ----------       ----------      ----------

Minority interest                                                   5,652              -                -           5,652


Contingencies and Commitments

Stockholder's equity:
   Common Stock, $.01 par value, 10,000
      shares authorized and outstanding                                 -              -                -               -
Additional paid-in capital                                        298,706          9,538           (9,538)(e)     298,706
Retained earnings (accumulated deficit)                           (24,295)             -            1,571 (j)     (22,724)
Accumulated other comprehensive loss                                 (999)             -                -            (999)
                                                              -----------     ----------       ----------      ----------
                                                                  273,412          9,538           (7,967)        274,983
                                                              -----------     ----------       ----------      ----------
                                                              $ 1,018,777     $   46,660       $   23,510      $1,088,947
                                                              -----------     ----------       ----------      ----------

See notes to unaudited pro forma condensed consolidated financial statements.

TELEMUNDO HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

For the trailing twelve months ending June 30, 2001, on an unaudited pro forma basis, pro forma results were as follows; net revenues- $254.7 million, operating income- $47.6 million, interest expense- net- $61.6 million minority interest- $2.1 million, net loss- $15.3 million, and depreciation & amortization- $42.5 million.

     (a) The KWHY Acquisition purchase price for certain of the assets acquired and the assumption of certain liabilities includes approximately $2.0 million of related costs and other liabilities associated with the KWHY Acquisition and approximately $1.4 million as an Adjustment Amount to the purchase price pursuant to the KWHY Agreement. The total allocation of the $240.4 million total net purchase consideration between tangible and intangible assets and liabilities has been prepared based upon an independent valuation and purchase price allocation. The excess purchase price over the fair value of the net assets acquired has been allocated to broadcast licenses and other intangible assets.

          The assets acquired, the allocation of the total purchase price and the pro forma adjustment are determined as follows (in thousands):


             Purchase price under KWHY Agreement                                $239,000
             Adjustment Amount to the purchase price                               1,403
                                                                                --------
                Total purchase consideration                                     240,403
             Costs and other liabilities associated with the transaction           2,000
             Less: allocation to tangible assets                                  (6,279)
                                                                                --------
                Adjustment to broadcast
                  licenses and other intangible assets, included
                  in the Telemundo balance sheet                                $236,124
                                                                                ========


                                                                                  Year   Six Months
                                                                                 ended        ended
                                                                           December 31,     June 30,
                                                                                  2000         2001
                                                                                  ----         ----
             Pro forma adjustment to amortization                               $6,570       $2,741
             (based on 36 years)                                                ======       ======


TELEMUNDO HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

--------------------------------------------------------------------------------

     (b) The following items reflect the pro forma impact of the KWHY Acquisition on various expenses (in thousands):

                                                                                       Year Six Months
                                                                                      ended      ended
                                                                                December 31,   June 30,
                                                                                       2000       2001
                                                                                       ----       ----
            Savings resulting from the Telemundo national sales organization providing national spot sales services to KWHY.  Representation services for KWHY were performed by independent representatives,
            whose compensation was eliminated.                                        $ 647      $ 214

            Elimination of personnel, designated in the Agreement, duplicative
            with those of current Telemundo employees, net of replacements.             683        285

            Elimination of sales commissions as a result of a revision to
            employment contract.                                                        208         87

            Reductions in Harriscope profit sharing to conform with Telemundo's
            profit sharing.                                                             256        107

            Impact of agreement with Harriscope to lease building which was not
            acquired.                                                                  (100)       (42)
                                                                                       ----      -----
                                                                                     $1,694       $651
                                                                                     ======       ====

                                                                                       Year  Six Months
                                                                                      ended       ended
                                                                                December 31,    June 30,
                                                                                       2000        2001
            Allocated as follows:                                                      ----        ----
            Direct operating costs                                                   $  683       $ 285
            Selling, general and administrative expenses                              1,011         366
                                                                                      -----       -----
                                                                                     $1,694       $ 651
                                                                                     ======       =====
     (c)    Adjustment to reflect changes in interest expense as a result of the
            KWHY Acquisition (in thousands):
                                                                                       Year  Six Months
                                                                                      ended       ended
                                                                                December 31,    June 30,
                                                                                       2000        2001
                                                                                       ----        ----
            Credit Facilities (average rate of 8.14% per annum)                     $35,002     $14,585
            Existing 11.5% senior discount notes due 2008                            17,917       7,799
            Amortization of Credit Facilities
              debt issuance costs                                                     1,735         723
            10.5% Senior Notes                                                           31          13
                                                                                    -------     -------

            Pro forma gross interest expense- KWHY                                   54,685      23,120
            Historical interest expense                                              37,719      20,502
                                                                                    -------      ------
              Net pro forma interest expense adjustment- KWHY                       $16,966      $2,618
                                                                                    =======      ======

            Extraordinary item-extinguishment of debt-
              write-off debt issuance costs for
              Old Credit Facilities, net of taxes                                   $ 3,360      $3,095
                                                                                    =======      ======

TELEMUNDO HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

--------------------------------------------------------------------------------


          For the purpose of calculating interest expense on the Credit Facilities, we assumed LIBOR at 5% per annum. The above pro forma interest expense adjustment-KWHY reflects (i) the increase in the pro forma long-term debt as a result of the KWHY Acquisition included in the Telemundo balance sheet; (ii) a higher interest rate for the Credit Facilities; and (iii) the financing costs for the Credit Facilities. The write-off of the Old Credit Facilities financing costs was recorded as an extraordinary item-extinguishment of debt.

     (d) The following items reflect the pro forma impact of the KWHY Acquisition on the tax accounts (in thousands):


                                                                                   Year  Six Months
                                                                                  ended       ended
                                                                            December 31,    June 30,
                                                                                   2000        2001
                                                                                   ----        ----
          Current tax benefit adjustment                                          $ 209       $  44
          Deferred tax benefit adjustment                                         2,713         (94)
                                                                                 ------      ------
            Pro forma adjustment to net tax benefit                              $2,922      $  (50)
                                                                                 ======      ======

     (e) The KXTX Acquisition purchase price for certain of the assets acquired and the assumption of certain liabilities includes approximately $2.0 million of related costs and other liabilities associated with the KXTX Acquisition and approximately $0.3 million credit as an adjustment amount to the purchase price pursuant to the KXTX Agreement. The total allocation of the $64.7 million total net purchase consideration between tangible, intangible assets and liabilities is preliminary and is based on historical net book value. The excess purchase price over the fair value of the net assets acquired has been allocated to broadcast licenses and goodwill. Independent appraisals will be performed to establish the actual fair values and the allocation to be used under the purchase method of accounting. The Pro Forma Financials include KXTX Pro Forma Adjustments related to accounts and their respective operations which the Company is not acquiring.

          The assets acquired, the allocation of the total purchase price and the pro forma adjustment are determined as follows (in thousands):


                  Purchase price under KXTX Agreement                          $ 65,000
                  Adjustment Amount
                     to the purchase price                                         (330)
                                                                               --------
                     Total purchase consideration                                64,670
                  Costs and other liabilities associated with the transaction     2,000
                  Less: preliminary allocation based on historical cost         (10,255)
                                                                                -------
                     Pro forma adjustment to broadcast
                        licenses and other intangible assets                   $ 56,415
                  Less: Historical KXTX broadcast and other
                     intangible assets                                           33,849
                                                                               --------
                     Net pro forma adjustment to broadcast and other
                        intangible assets                                      $ 22,566
                                                                               ========

TELEMUNDO HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

--------------------------------------------------------------------------------

          A 40-year life was preliminarily used for broadcast licenses and goodwill. An allocation has not yet been determined (in thousands):

                                                                                  Year  Six Months
                                                                                  ended       ended
                                                                            December 31,    June 30,
                                                                                   2000        2001
                                                                                   ----        ----
                Pro forma amortization
                   (based on 40 years)                                           $1,402        $705
             Less: KXTX historical amortization expense                           1,185         622
                                                                                  -----        ----
                Pro forma adjustment to amortization                             $  217        $ 83
                                                                                 ======        ====

     (f) The amount of borrowings under the Credit Facilities in connection with the KXTX Acquisition will equal the total purchase consideration, less the gross proceeds of the New Notes, plus initial working capital requirements ($1.0 million, net of cash not acquired of $183,000) and debt issuance costs. The following reflects the net increase in debt as a result of the KXTX Acquisition (in thousands):


                 Gross proceeds of New Notes                                    $60,000
                 Borrowings under Credit Facilities                              10,170
                                                                                -------
                   Total pro forma debt                                          70,170
                 Less: historical KXTX debt                                      33,598
                                                                                -------
                   Net total pro forma debt                                     $36,572
                                                                                =======
                 Debt issuance costs for New Notes:

                   Pro forma adjustment to other assets- KXTX                   $ 2,500
                                                                                =======

     (g) Adjustment to reflect the change in interest expense as a result of the KXTX Acquisition (in thousands):

                                                                                   Year  Six Months
                                                                                  ended       ended
                                                                            December 31,    June 30,
                                                                                   2000        2001
                                                                                   ----        ----

             Credit Facilities (rate of 7.75% per annum)                          $ 788       $ 394
             New Notes                                                            7,098       3,450
             Amortization of Credit Facilities
               debt issuance costs                                                  313         156
                                                                                 ------      ------
                Total pro forma gross interest expense- KXTX                      8,199       4,000
             Less: KXTX historical interest expense                               3,117       1,471
                                                                                 ------      ------

                Net pro forma interest expense- KXTX                             $5,082      $2,529
                                                                                 ======      ======

TELEMUNDO HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

--------------------------------------------------------------------------------

          For the purpose of calculating interest expense on the Credit Facilities, we assumed LIBOR at 5% per annum. The above pro forma interest expense- KXTX adjustment reflects (i) interest on the New Notes; (ii) borrowings under the revolving credit facility; and (iii) the financing costs for the New Notes.

     (h) The following items reflect the pro forma impact of the KXTX Acquisition on revenue (in thousands):

                                                                                   Year  Six Months
                                                                                  ended       ended
                                                                            December 31,    June 30,
                                                                                   2000        2001
                                                                                   ----        ----
          Net impact of revenue share calculation                               $(1,500)    $  (270)

          Elimination of revenue related to the sports production
             department of Southwest                                             (2,433)       (172)
                                                                                -------     -------
                                                                                $(3,933)    $  (442)
                                                                                =======     =======

     (i) The Southwest financial statements include operations that the Company is not acquiring. The following items reflect the pro forma impact of the KXTX Acquisition on various expenses (in thousands):

                                                                                   Year  Six Months
                                                                                  ended       ended
                                                                            December 31,    June 30,
                                                                                   2000        2001
                                                                                   ----        ----
          Expenses related to the sports production department of
             Southwest                                                           $2,092      $  206

          Elimination of a loss recognized on the disposition of
             sports production equipment                                          1,110           -
                                                                                 ------      ------
                                                                                 $3,202      $  206
                                                                                 ======      ======

                                                                                   Year  Six Months
                                                                                  ended       ended
                                                                            December 31,    June 30,
                                                                                   2000        2001
                                                                                   ----        ----
          Allocated as follows:
          Direct operating costs                                                 $  808      $  185

          Selling, general and administrative expenses                            2,394          21
                                                                                 ------      ------
                                                                                 $3,202      $  206
                                                                                 ======      ======

     (j) The following items reflect the pro forma impact of the KXTX Acquisition on the tax accounts (in thousands):

                                                                                   Year  Six Months
                                                                                  ended       ended
                                                                            December 31,    June 30,
                                                                                   2000        2001
                                                                                   ----        ----
          Current tax benefit adjustment                                         $    -      $    -
          Deferred tax benefit adjustment                                         3,917       1,571
                                                                                 ------      ------
          Pro forma adjustment to net tax benefit                                $3,917      $1,571
                                                                                 ======      ======

                                        9